EXHBITI 99.2

                             ANTICLINE URANIUM, INC.
                      3098 South Highland Drive, Suite 323
                           Salt Lake City, Utah  84106
                              Tel. No. 801-533-8505
                              Fax No. 801-533-8508

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON Thursday, July 26, 2001

To the Shareholders of Anticline Uranium, Inc.:

     NOTICE IS HEREBY GIVEN THAT in accordance with Section 600(c), Cal. Corp. Code and Section 16-10a-703, Utah Code Ann., a Petition was filed in the Third Judicial District Court in and for Salt Lake County, State of Utah, to conduct a court-ordered Special Meeting of the Shareholders (the "Special Meeting") of ANTICLINE URANIUM, INC., a California corporation (hereinafter the "Company" or "Anticline"). The purpose of such meeting is to take the necessary steps to revive and resurrect the Company with the State of California after several years of suspension. Such meeting will be held at the law offices of MABEY & COOMBS, L.C., 3098 South Highland Drive, Suite 323, Salt Lake City, Utah 84106 on Thursday, July 26, 2001, at 10:00 o'clock a.m., local time, for the following purposes:

     1. To consider and act upon the following proposals requiring amendment of the Company's existing Articles of Incorporation: (a) to eliminate all distinctions between the Class A and Class B common capital stock, thereby creating but one (1) class of common capital stock having no designation or preference other than that of "common capital stock"; (b) to increase the authorized amount of common capital stock that the Company can issue from fifteen million (15,000,000) shares to a total of fifty million (50,000,000) shares; (c) to change the par value of the Company's common capital stock from 10 cents per share to one mill per common capital share or $0.001; and (d) to give the Board of Directors the authority to file Amended and/or Restated Articles of Incorporation with the Secretary of State of California that take into account the streamlined versions permitted by Cal. Corp. Code Section 202.

     2. To consider and act upon separate proposals to elect Mr. John Michael Coombs and Mr. Terry S. Pantelakis as directors of the Company until the next annual meeting or until their resignations are tendered and duly accepted by the Company; and

     3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     In accordance with Cal. Corp. Code Section 701(a), the Company has fixed July 2, 2001 as the record date for the determination of Shareholders entitled to notice of, and to vote at the Special Meeting or any adjournments or postponements thereof (the "Record Date"). Shares of Class A and Class B stock can be voted at the meeting only if the record owner is present at the meeting in person or by valid proxy. Management is not soliciting proxies in connection with the Special Meeting. If you have any questions concerning the shares you own or hold, the Company's transfer agent is Atlas Stock Transfer, 5899 South State Street, Murray, Utah 84107, phone no. 801-266-7151.

     All Shareholders are cordially invited to attend.

                              BY ORDER OF THE BOARD OF DIRECTORS
Salt Lake City, Utah
July 2, 2001